                                                                  EXHIBIT (d)(7)

                              EMPLOYMENT AGREEMENT


                                January 14, 2001

To: Steven DeGennaro


Dear Steven:

               This letter agreement ("Agreement"), if accepted, sets forth the terms of your employment with Xircom, Inc. ("Xircom") and/or Intel Corporation ("Intel") or any of Intel's subsidiaries (collectively, the "Company"). This offer is contingent on the occurrence of the closing of the Agreement and Plan of Merger by and among Intel, Xircom and ESR Acquisition Corporation dated January 15, 2001 (the "Merger Agreement"), and, if you accept this offer, it will take effect as of the "Closing Date" for the Merger Agreement.

               The terms of your employment under this Agreement are as follows:

Compensation and Benefits

(Initial your choice of Option 1 or Option 2)

/s/ SD         [OPTION 1] You will receive an annual base salary ("Base Salary")
of $271,699, less all applicable deductions. You are eligible for an Employee Bonus ("EB") and Employee Cash Bonus ("ECBP"), payable under the terms of the Intel's EB and ECBP Plans. For purposes of calculating your EB, your target EB shall be $19,100.

____________ [OPTION 2] You will receive an annual base salary ("Base Salary") of $240,000, less all applicable deductions. You are eligible for an Employee Bonus ("EB") and Employee Cash Bonus ("ECBP"), payable under the terms of the Intel's EB and ECBP Plans. For purposes of calculating your EB, your target EB shall be $36,000.

               As soon as practicable following the Closing Date, the Company will recommend that you receive a grant of options for 25,000 shares of Intel common stock, which shall vest in annual installments as set forth below on each anniversary of the date of grant:


              2002         2003        2004        2005       2006
              5000         5000        5000        5000       5000

               In addition, you are eligible to participate in the Company employee benefit programs available to similarly situated employees, including, but not limited to, the Intel employee stock purchase plan in accordance with the terms of such plan.

Term of Employment

               Employment with the Company will be "at will." Either you or the Company may terminate your employment with or without cause or notice at any time.

Your Position

               You will initially have the title of Controller, Grade 11, reporting to Dirk Gates. You will have whatever reasonable duties are assigned to you consistent with your title and position.

Proprietary Information

               This offer is also contingent on you executing Intel's standard form of Employee Agreement regarding proprietary information and inventions, a copy of which is attached hereto and incorporated herein.

Change in Control Agreement

               You agree that your move to the position described in this Agreement, and the responsibilities associated with such position, shall not constitute "Good Reason" under your Change in Control Agreement. You further agree that "Cause" under your Change in Control Agreement shall be determined in good faith by: the Xircom Board of Directors; the Chief Executive Officer of Intel; or the Vice President in charge of Intel's Network Communications Group (or its successor business unit).

               Per your Change in Control Agreement, upon the Closing Date, your existing options (summarized in the attached schedule) will be accelerated by 1 year.

Entire Agreement

               This Agreement, your Change in Control Agreement and Intel's standard form of Employee Agreement will be the entire agreement between the Company and you relating to your employment and the additional matters provided for herein. You agree that there were no promises or commitments made to you regarding your employment with the Company except as set forth in this letter. This Agreement supersedes and replaces any prior oral or written agreements between you and Xircom relating to the subject matter hereof, including any prior employment agreements, but excluding your Change in Control Agreement. This Agreement does not supersede your stock option agreements, which will be assumed by Intel under the Merger Agreement. This Agreement may be amended or altered only in a writing signed by you and an officer of Intel Corporation.

Governing Law

               This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado (not including its conflict of law provisions).

Severability

               Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions shall continue to be enforceable to the full extent allowable, as if such unenforceable provision had not been a part of this Agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

               By signing below, you agree to the terms and conditions of this Employment Agreement.


                                            INTEL CORPORATION

                                            By: /s/ ARVIND SODHANI
                                               ---------------------------------
                                            Name: Arvind Sodhani
                                            Title: Vice President and Treasurer





Date: January 14, 2001                      /s/ STEVEN DEGENNARO
     ----------------------                 ------------------------------------
                                            Employee Signature


                    [SIGNATURE PAGE FOR EMPLOYMENT AGREEMENT
                 BETWEEN INTEL CORPORATION AND STEVEN DEGENNERO]